REGISTRATION NO. ________
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM S-3

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                        GENEREX BIOTECHNOLOGY CORPORATION
             (Exact name of registrant as specified in its charter)

           Delaware                                       82-0490211
-------------------------------                ---------------------------------
(State or other jurisdiction of                (IRS Employer Identification No.)
 incorporation or organization)

                           33 HARBOR SQUARE, SUITE 202
                                TORONTO, ONTARIO
                                 CANADA M5J 2G2
                                  416/364-2551
               (Address, including zip code and telephone number,
        including area code, of registrant's principal executive offices)

                             E. Mark Perri, Chairman
                           and Chief Financial Officer
                           33 Harbor Square, Suite 202
                                Toronto, Ontario
                                 Canada M5J 2G2
                                  416/364-2551

                                   copies to:

                             Joseph Chicco, Esquire
                      Eckert Seamans Cherin & Mellott, LLC
                         1515 Market Street - 9th Floor
                             Philadelphia, PA 19102
                                  215/851-8410

            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

        Approximate Date of Commencement of Proposed Sale to the Public:
   FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                         Calculation of Registration Fee

===============================================================================================================
     Title of Each
       Class of                 Amount            Proposed Maximum       Proposed Maximum           Amount of
   Securities to be              To be             Offering Price            Aggregate            Registration
     Registered(1)            Registered            Per Share (1)       Offering Price (1)             Fee
----------------------------------------------------------------------------------------------------------------
Common Stock,             1,230,837 shs.(2)       $9.125(2)              $11,231,387            $2,965
$.001 par value
----------------------------------------------------------------------------------------------------------------
Common Stock,             1,041,669 shs.(3)       $9.125(2)              $9,505,230             $2,509
$.001 par value
----------------------------------------------------------------------------------------------------------------
        Totals            2,272,506 shares        $9.125(2)              $20,736,617            $5,474
----------------------------------------------------------------------------------------------------------------

----------------------------

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457, based on the average of the high and low prices reported on the Nasdaq National Market for July 5, 2000.

(2) These shares are issuable upon the exercise of common stock purchase warrants (150,000 exercisable at $8.00 per share, 1,041,669 exercisable at $8.6625 per share, and 39,168 exercisable at $10.00 per share) and are registered for resale only.

(3) These are outstanding shares registered for resale by certain of our shareholders.

WE HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL WE FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

LEGEND FOR FIRST PAGE OF PROSPECTUS:

We will amend and complete the information in this Prospectus. Although we are permitted by US federal securities law to offer these securities using this Prospectus, we may not sell them or accept your offer to buy them until the documentation filed with the SEC relating to these securities has been declared effective by the SEC. This Prospectus is not an offer to sell these securities or our solicitation of your offer to buy these securities in any jurisdiction where that would not be permitted or legal.

                  SUBJECT TO COMPLETION, DATED JULY 7, 2000

Prospectus

                                2,272,506 Shares

                        GENEREX BIOTECHNOLOGY CORPORATION

                                  Common Stock

     Generex is a development stage company and has not received any revenues from operations to date. This prospectus relates to shares of Generex common stock that may be resold by certain of our shareholders for their own accounts. We will not receive any proceeds from the sale of these shares:

     Of the total of 2,272,507 shares that may be sold pursuant to this prospectus, 1,041,669 shares are presently outstanding and 1,230,837 shares are reserved for issuance upon the exercise of outstanding warrants. The shareholders and warrant holders who may resell shares under this prospectus are listed on page 12.

     Our common stock is listed on the Nasdaq National Market under the symbol "GNBT." The high, low and last sale prices of our common stock on ______ __, 2000, as reported by Nasdaq, were $_____, $_____ and $_____, respectively.

     INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. See "Risk Factors" beginning on page 5 of this prospectus.

                              ---------------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                              ---------------------



                The date of this Prospectus is __________, 2000.

                                TABLE OF CONTENTS


     PROSPECTUS SUMMARY.....................................................  3

     NOTE ABOUT FORWARD LOOKING STATEMENTS..................................  4

     RISK FACTORS...........................................................  5

     AVAILABILITY OF ADDITIONAL INFORMATION.................................  9

     DILUTION............................................................... 10

     USE OF PROCEEDS........................................................ 10

     SELLING SHAREHOLDERS................................................... 11

     PLAN OF DISTRIBUTION................................................... 11

     LEGAL MATTERS.......................................................... 13

     EXPERTS................................................................ 13


     In making a decision whether or not to buy any shares offered by this prospectus you should rely only on the information contained in the prospectus. We have not authorized anyone to provide you with information different from the information in the prospectus. The information in the prospectus is accurate only as of the date of the prospectus, regardless of the time the prospectus is delivered or any shares are sold.

     In this prospectus, unless the context indicates otherwise, the terms "Generex", "we", "us" and "our" refer to Generex Biotechnology Corporation.

     For investors outside the United States: Neither we nor, to our knowledge, any other person has done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

                               PROSPECTUS SUMMARY
General

     Generex is a Delaware corporation engaged in the research and development of drug delivery systems and technology. Our executive offices are located at 33 Harbour Square, Suite 202, Toronto, Canada M5J 2G2, and our telephone number at that address is 416/364-2551.

     We are a development stage company. To date, we have devoted a substantial majority of our efforts and resources in developing a technology to orally administer "large molecule" drugs, including proteins, hormones, peptides, vaccines and other pharmaceutical products. Large molecule drugs, such as synthetic insulin, are now administered almost exclusively by injection because their molecular size makes it difficult or impossible for the body to absorb them if they are administered by other means.

     The initial application of our large molecule drug delivery technology is an oral insulin formulation for use in the treatment of diabetes. The formulation is sprayed into the mouth using a hand-held aerosol applicator. Absorption occurs through the mucous membranes in the mouth and upper gastro-intestinal tract. We presently are conducting clinical trials of our oral insulin product in the United States, Canada and Europe. We have not received regulatory approval to market our oral insulin product in any country, and do not now expect to receive the required regulatory approvals and otherwise be in a position to begin commercial sales of this product in the United States or Canada until 2003. There are numerous risks and uncertainties that we must overcome, however, before we will be able to market this or any other product, including the risk that we may not obtain the necessary regulatory approvals.

     We believe that the technology upon which our oral insulin product is based can be used successfully with other large molecule drugs. We have engaged in pre-clinical research and development work on two other applications, but we have not devoted significant resources to this effort.

The Offering

     This prospectus relates to the resale of shares of our common stock (i) held by certain shareholders who purchased shares from us in a private placement completed in May 2000 (the "May 2000 Private Placement"), (ii) issuable upon the exercise of warrants sold in the May 2000 Private Placement, and (iii) issuable upon the exercise of warrants issued to the principals of The Shemano Group, Inc., a registered broker-dealer that participated in the May 2000 Private Placement. Of the total of 2,272,506 shares that may be resold pursuant to the prospectus,

     o    1,041,669 are outstanding shares,

     o 1,041,669 are shares reserved for issuance upon the exercise of warrants held by purchasers in the May 2000 Private Placement, and

     o 189,168 are shares issued for issuance upon the exercise of warrants held by the principals of The Shemano Group, Inc.

We will refer to the Generex shareholders who are selling shares covered by this prospectus, including shares reserved for issuance upon the exercise of warrants, as the "Selling Shareholders". The Selling Shareholders are listed on page 12 of this prospectus.

Information on Outstanding Shares

     Common stock outstanding before the offering............. 16,296,533 shares

     Common stock to be outstanding after the offering........ 17,527,370 shares

     In the above table, the number of shares of common stock stated to be outstanding after the offering is based on the number of shares outstanding before the offering plus the number of shares issuable upon the exercise of warrants that may be resold pursuant to this prospectus. Thus, the number of shares stated to be outstanding after the offering assumes that all such warrants are exercised. The holders of the warrants are not committed to exercise them, however, and it is unlikely that the holders would do so unless the market price of our common stock exceeded the exercise price of the warrants. The exercise price of the warrants is $8.00 per share with respect to 150,000 warrants, $8.6625 per share with respect to 1,041,669 warrants and $10.00 per share with respect to 38,168 warrants.

     Holders of the aforementioned warrants may use a "cashless" form of exercise in which the difference between the exercise price of the warrant and the market price for our publicly traded shares is applied to the exercise price of the warrants. If the "cashless exercise" method were used, fewer shares would be outstanding after the offering than if all warrants were exercised for cash.

     Neither the shares indicated as outstanding before the offering or to be outstanding after the offering includes any outstanding options or warrants to purchase our common stock other than the warrants described above, nor do such figures take into account the issuance of any shares after the date of this prospectus other than shares issuable upon the exercise of such warrants.

                      NOTE ABOUT FORWARD-LOOKING STATEMENTS

     We have made statements under the captions "Risk Factors" and "Use of Proceeds" in this prospectus that are forward-looking statements. Similar statements are made in documents that we have incorporated by reference into this prospectus. You can identify these statements by forward-looking words such as "may", "will", "expect", "anticipate", "believe," "estimate," and similar terminology. Forward-looking statements address, among other things:

     o implementing our clinical programs and other aspects of our business plans;

     o    financing goals and plans; and

     o our expectations of when regulatory approvals will be received or other actions will be taken by parties other than us.

     We believe it is important to communicate our expectations to our investors. However, there may be events in the future that we are not able to accurately predict and/or which we do not fully control that will cause actual results to differ materially from those expressed or implied by our forward-looking statements. Although we believe that the expectations reflected in our forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Our forward looking statements are made as of the date of this prospectus, and we assume no duty to update them or to explain why actual results may differ.

                                  RISK FACTORS

     You should carefully consider the following risks and other information in this prospectus before deciding to purchase our common stock. The market price of our common stock could decline due to any of these risks, and you could lose all or part of your investment. This statement of risks is not intended to be exhaustive, i.e., these are not the only risks relating to our common stock, this offering or our business.

We Have Not Yet Sold Any Products Or Received Regulatory Approval To Sell Our Products.

     We are a development stage company. We have engaged primarily in research and development activities since our inception, and have not received any revenues from operations. We have no products approved for commercial sale by drug regulatory authorities and only one product, our oral insulin formulation, for which we have begun the regulatory approval process.

We May Not Achieve Commercial Success Even If Our Products Are Approved for
Sale.

     Even if we obtain the required regulatory approvals to market our oral insulin product, there are many factors which may prevent us from ever successfully selling the product in commercial quantities. Some of these factors are beyond our control, such as:

     o acceptance of the formulation by health care professionals and diabetic patients; and

     o the availability, effectiveness and relative cost of alternative diabetes treatments which may be developed by competitors.

We Have No Arrangements To Obtain Insulin In Commercial Quantities.

     We need a supply of synthetic insulin to produce our oral insulin formulation. There are a limited number of suppliers of synthetic insulin, with two companies controlling a substantial majority of the world's supply. At the present time, we have no agreement or other understanding with any company to supply insulin to us in commercial quantities.

We Cannot Succeed Unless We Obtain Additional Capital.

     We have incurred substantial losses from operations from our inception, and expect to continue to incur substantial losses for at least another 12 to 18 months. During this 12 to 18 month period, we do not expect to obtain significant revenues from operations but will need substantial funds, primarily for the following purposes:

     o to conduct clinical trials of our oral insulin product and otherwise pursue regulatory approvals for this product;

     o to begin to develop new products based on our oral delivery technology, and to conduct the clinical tests necessary to develop and refine new products; and

     o    to establish and expand our manufacturing capabilities.

     To finance our operations to date, we have relied almost entirely on private offerings of common stock at prices below the current market price of our common stock. The terms on which we obtain additional financing may dilute the investment of existing shareholders, or otherwise adversely affect their position. It is also possible that we will be unable to obtain the additional funding we need as and when we need it. If we were unable to obtain additional funding as and when needed, we could be forced to delay the progress of our development efforts. These delays would delay our ability to bring a product to market and obtain revenues, and could result in competitors developing products ahead of us and/or in our being forced to relinquish rights to technologies, products or potential products. Because of the uncertainties in our ability to satisfy our future financing needs, our auditors' report on our financial statements for the years ended July 31, 1999 and 1998 contains an explanatory paragraph regarding our ability to continue as a going concern.

We Will Depend Upon Others For Marketing And Distributing Our Products.

     We currently lack marketing and sales experience and personnel, distribution channels and other infrastructure needed to successfully market and distribute a product. Accordingly, we intend to rely on collaborative arrangements with one or more other companies which possess strong marketing and distribution resources to perform these functions. We do not, however, have any agreements with other companies for marketing or distributing our products. We may be forced to enter into contracts for the marketing and distribution of our products which substantially limit the potential benefits to us from commercializing these products. In addition, we will not have the same control over marketing and distribution that we would have if we conducted these functions ourselves.

We Have No Experience In Manufacturing and Insufficient Capacity to Produce Product In Large Quantities.

     To date, we have produced our oral insulin formulation only under laboratory conditions on a small scale. We have established a pilot manufacturing facility that we believe is capable of producing the product at levels necessary to supply our needs for late stage human clinical trials of the product and for initial commercial sales outside the United States. However, we have not yet actually produced product at those levels. In any event, we will need to significantly increase our manufacturing capability to manufacture our product in commercial quantities. We have no experience in resolving the staffing, manufacturing, regulatory and quality control problems that are likely to come up in developing and running a large scale manufacturing operation. Our failure to solve problems of this nature could delay or prevent our ability to bring the product to market and inhibit sales after the product comes to market.

We Are Dependent On Our Executive Management And Other Personnel.

     Our business could be materially harmed if one or more members of our limited scientific and management staff were unable or unwilling to continue their association with us. We do not have fixed term agreements with any of our key management or scientific staff, other than Dr. Pankaj Modi. The fact that we have a fixed term contract with Dr. Modi, however, does not guarantee his continued availability.

     We depend upon non-employee consultants to assist us in formulating research and development strategy, in preparing regulatory submissions, in developing protocols for clinical trials, and in designing, equipping and staffing our manufacturing facilities. These consultants and advisors usually have the right to terminate their relationship with us on short notice. Loss of some of these key advisors could interrupt or delay our business plan.

     We will continue to need qualified scientific personnel and personnel with experience in clinical testing, government regulation and manufacturing. We may have difficulty in obtaining qualified scientific and technical personnel as there is strong competition for these people from other pharmaceutical and biotechnology companies as well as universities and research institutions.

Our Reliance On Patents And Other Proprietary Technologies Exposes Us To Significant Risks.

     Our long-term success will substantially depend upon protecting our technology from infringement, misappropriation, discovery and duplication. The first patent applicable to our large molecule delivery technology was issued in the US on January 25, 2000. We also have thirteen patent applications pending in the US and foreign jurisdictions, and one Canadian patent and one Canadian patent application for which there is no US counterpart, which cover our drug delivery technologies. We also own an indirect interest in three drug delivery patents held by another company which is fifty (50%) percent owned by us.

     We cannot be sure that any of our pending patent applications will be granted, or that any patents which we own or obtain in the future will fully protect our position. Our patent rights, and the patent rights of biotechnology and pharmaceutical companies in general, are highly uncertain and include complex legal and factual issues. We believe that our existing technology and the patents which we hold or have applied for do not infringe any one else's patent rights, and that they will provide meaningful protection against others duplicating our proprietary technologies. We cannot be sure of this, however, because of the complexity of the legal and scientific issues that could rise in litigation over these issues. Furthermore, patent applications are maintained in secrecy in the United States until the patents are approved, and in most foreign countries for a period of time following the date from which priority is claimed. Thus, we cannot be sure that any technology that we currently are developing is not covered already by a third party's pending patent applications.

     We also rely on trade secrets and other unpatented proprietary information. We seek to protect this information, in part, by confidentiality agreements with our employees, consultants, advisors and collaborators. These agreements may be breached, however, in which case the remedies available to us may not adequately compensate us for our loss. Furthermore, trade secrets protection does not protect us against a competitor's independent development of the same technology.

Our Ability To Respond To Business Opportunities And Introduce New Products Is Subject To Extensive Government Regulation Of Our Business.

     Our research and development activities, and the eventual manufacture and marketing of our products, are subject to extensive regulation by the Food and Drug Administration in the United States and comparable regulatory authorities in other countries. Among other things, extensive regulation puts a burden on our ability to bring products to market. These regulations apply to all competitors in our industry. However, many of our competitors have extensive experience in dealing with FDA and other regulators while we do not. Also, other companies in our industry do not depend completely on products which still need to be approved by government regulators, as we now do. If we do not obtain regulatory approvals for our products, or fail to comply with government regulations in the future, our business will be substantially harmed.

We May Not Be Able to Compete with Diabetes Treatments Marketed By Other Companies.

     Our oral insulin product will compete with existing and new therapies for treating diabetes, including administration of insulin by injection. We are aware of a number of companies currently seeking to develop alternative means of delivering of insulin, as well as new drugs intended to replace insulin therapy at least in part. Most of our potential competitors are established firms that have substantially greater financial resources than we do. In addition, several competitors that are not themselves major companies have arrangements with major pharmaceutical companies for financial, technical and marketing assistance. Thus, even if our product is technically competitive with other products we may be unable to compete successfully due to our limited resources.

Enforcement of a Recent Arbitration Award May Result In Dilution To
Stockholders.

     Sands Brothers and Co. Ltd., a New York City based investment banking and brokerage firm, initiated an arbitration against us in 1998 claiming that it had the right to receive warrants to purchase, for nominal consideration, shares of our common stock pursuant to a letter agreement dated October 9, 1997. We defended the claim on the basis that the letter agreement was not a binding contract. In October 1999 we were informed that the arbitration panel that heard this case had awarded Sands Brothers $14,070 and issued a declaratory judgment to the effect that we are required to issue to Sands Brothers a warrant to purchase 1,530,020 shares of our common stock pursuant to and in accordance with the terms of the October 9, 1997 letter agreement. Thereafter, we filed a motion in New York state court to set the award aside. On March 16, 2000, the court denied our motion and granted Sands Brothers' petition to confirm the award. We have appealed this decision, but investors should be aware that the grounds upon which courts will overturn an arbitration award are limited, in this case essentially to the argument that the arbitrators manifestly disregarded the law and/or exceeded their authority in rendering their award.

     Our ultimate legal and financial liability in this matter, including a range of possible losses with respect to the award, cannot be estimated at this time. To the extent that Sands Brothers receives shares of our common stock for little or no consideration as a result of this arbitration award, our existing shareholders' investment would be proportionately diluted.

We Have Substantial Exposure To Product Liability.

     The use of our products in clinical trials and the commercial sale of our products exposes us to liability claims by consumers and pharmaceutical companies. We have obtained limited product liability insurance of two million dollar per occurrence and total coverage. We cannot be sure that this would be sufficient coverage in the case of any substantial liability claim.

The Price Of Our Shares May Be Volatile.

     There may be wide fluctuation in the price of our shares. Because of this potential volatility, our shares may be an unsuitable investment for investors who might be required to sell the shares at a time when the market price of the shares is depressed. These fluctuations may be caused by several factors including:

     o announcements of research activities and technology innovations or new products by us or our competitors;

     o    changes in market valuation of companies in our industry generally;

     o    variations in operating results;

     o    changes in governmental regulations;

     o results of clinical trials of our products or our competitors' products; and

     o regulatory action or inaction on our products or our competitors' products.

Our Outstanding Special Voting Rights Preferred Stock And Provisions of Our Certificate of Incorporation Could Delay Or Prevent The Acquisition Or Sale Of Generex.

     Holders of our Special Voting Rights Preferred Stock have the ability to prevent any change of control of Generex. Our Vice President of Research and Development, Dr. Pankaj Modi, owns all of our Special Voting Rights Preferred Stock. In addition, our Certificate of Incorporation permits our Board of Directors to designate new series of preferred stock and issue those shares without any vote or action by the shareholders. Such newly authorized and issued shares of preferred stock could contain terms which grant special voting rights to the holders of such shares which make it more difficult to obtain shareholder approval for an acquisition of Generex or increase the cost of any such acquisition.

Future Sales Of Shares By Current Shareholders May Adversely Affect The Price Of Our Stock.

     The market price of our common stock could decline as a result of sales of a large number of shares in the market by Selling Shareholders or other existing shareholders, as well as Placement Warrant holders who receive Placement Warrant Shares in this offering.

We Have Engaged In Numerous Transactions With Our Affiliates.

     We previously have engaged in numerous transactions with our affiliates which were not the result of arms-length negotiations. For that reason, institutional investors and other potential purchasers of our shares may be less willing to do so due to a belief that the terms of these transactions may not be as favorable to Generex as could have been obtained through arms-length negotiations with nonaffiliated parties.

                     AVAILABILITY OF ADDITIONAL INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission ("SEC"). Our filings are available to the public over the internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's Public Reference Rooms in Washington, D.C., New York, New York and Chicago, Illinois. The Public Reference Room in Washington, D.C. is located at 450 Fifth Street, N.W. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Rooms.

     The SEC allows us to "incorporate by reference" in this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. Information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until all shares offered by this prospectus are sold:

     o    Annual Report on Form 10-K for the fiscal year ended July 31, 1999.

     o Quarterly Reports on Form 10-Q for the fiscal quarters ended October 31, 1999, January 31, 2000, and April 30, 2000.

     o    Current Report on Form 8-K filed March 2, 2000.

     o    Current Report on Form 8-K filed March 27, 2000.

     o The description of our common stock contained in our registration statement on Form 10 filed on December 14, 1998, and amended February 24, 1999, including any amendment or report subsequently filed for the purpose of updating the description.

     o All other reports filed in accordance with Section 13(a) or 15(d) of the Securities Exchange Act of 1934 after July 31, 1999.

     This prospectus is part of a registration statement on Form S-3 filed with the SEC under the Securities Act of 1933. This prospectus does not contain all of the information set forth in the registration statement. You should read the registration statement for further information about Generex and our common stock. You may request a copy of these filings at no cost. Please direct your requests to Rose C. Perri, Secretary and Chief Operating Officer, 33 Harbor Square, Suite 202, Toronto, Ontario, Canada M5J 2G2 (telephone 416/364-2551).

     You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front page of those documents.


                                    DILUTION

     Purchasers of common stock offered pursuant to this prospectus will incur dilution in their investment that is approximately equal to the difference between the price which they pay for the shares and the net tangible book value of the shares. On April 30, 2000, our net tangible book value was approximately $4.3 million, or approximately $.28 per share of common stock.


                                 USE OF PROCEEDS

     We will not receive any proceeds from the sale of shares by the Selling Shareholders.
                                       10

                              SELLING SHAREHOLDERS

     The following table lists each Selling Shareholder and, in addition, sets forth:

     o the number of shares of common stock beneficially owned by each prior to the offering;

     o the number of shares of common stock registered for sale by each in the offering; and

     o the percentage of common stock owned by each after the offering, assuming each sells all of the shares registered for his/her/its benefit.

                                                   Shares Beneficially
                                                 Owned Prior to Offering
                                           ----------------------------------
                                                                                                        Shares
                                                             Shares Issuable Upon       Shares           Owned
                                           Outstanding           Exercise of         Registered        After the
         Name                                Shares                Warrants           for Sale         Offering
         ----                              ----------        ---------------------   ----------        ---------
Protius Overseas Limited                    483,333                 483,333             966,666           - 0 -
Photon Fund, Ltd.                           166,667                 166,667             333,334           - 0 -
Castle Creek Healthcare LLC                 133,334                 133,334             266,668           - 0 -
Ram Trading, Ltd.                           100,000                 100,000             200,000           - 0 -
Montrose Investments Ltd.                    83,334                  83,334             166,668           - 0 -
CCL Fund LLC                                 33,334                  33,334              66,668           - 0 -
Velocity Investment Partners Ltd.            25,000                  25,000              50,000           - 0 -
Ivan Lieberburg                              16,667                  16,667              33,334           - 0 -
Gary J. Shemano                              - 0 -                   94,584              94,584           - 0 -
William and Mary Corbett                     - 0 -                   94,584              94,584           - 0 -
                                          ---------               ---------           ---------
                                          1,041,669               1,230,837           2,272,506

(1)  Assuming all shares registered in resale are sold.

                              PLAN OF DISTRIBUTION

     We are registering the shares of common stock covered by this prospectus on behalf of the Selling Shareholders. Certain of the Selling Shareholders acquired their shares and warrants from us between May 17, 2000 and May 31, 2000, in the May 2000 Private Placement. This prospectus covers the shares they purchased during such period and the shares that we will issue if and when they exercise the warrants. These Selling Shareholders are bound by a registration rights agreement with us. This prospectus also covers shares issuable upon the exercise of warrants issued to The Shemano Group, Inc., a broker-dealer that participated in the May 2000 Private Placement.

The Selling Shareholders may offer and sell shares from time to time. In addition, a Selling Shareholder's donees, pledgees, transferees and other successors in interest may sell shares received from a named Selling Shareholder after the date of this prospectus, in which case the term Selling Shareholders as used herein includes such donees, pledgees, transferees and other successors in interest. The Selling Shareholders will act independently of the Company in making decisions with respect to the timing, manner and size of each sale. Sales may be made over the Nasdaq National Market or otherwise, at then prevailing market prices, at prices related to prevailing market prices or at negotiated prices. The shares may be sold in one or more of the following transactions:

     o a block trade in which a broker-dealer engaged by a Selling Shareholder attempts to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     o purchases by a broker-dealer as principal and resale by the broker-dealer for its account pursuant to this prospectus; and

     o ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers.

     Transactions under this prospectus may or may not involve brokers or dealers. The Selling Shareholders may sell shares directly to purchasers or to or through broker-dealers, who may act as agents or principals. Broker-dealers engaged by the Selling Shareholders may arrange for other broker-dealers to participate in selling shares. Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from the Selling Shareholders in amounts to be negotiated in connection with the sale. Broker-dealers or agents also may receive compensation in the form of discounts, concessions or commissions from the purchasers of shares for whom the broker-dealers may act as agents or to whom they sell as principal, or both. This compensation as to a particular broker-dealer might exceed customary commissions.

     The Selling Shareholders have advised us that they have not, as of the date of this prospectus, entered into any agreements, understandings or arrangements with any underwriters or broker-dealers for the sale of shares, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of shares by the Selling Shareholders. To our knowledge, the Selling Shareholders have not entered into any agreement, arrangement or understanding with any particular broker or market maker with respect to the sale of the shares covered by this prospectus.

     In connection with distributions of the shares or otherwise, the Selling Shareholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with these transactions, broker-dealers or financial institutions may engage in short sales of the shares in the course of hedging the positions they assume with Selling Shareholders. The Selling Shareholders may also:

     o sell shares short and redeliver the shares to close out these short positions;

     o enter into option or other transactions with broker-dealers or other financial institutions that require the delivery to the broker-dealer or financial institution of the shares, which the broker-dealer or financial institution may resell or otherwise transfer under this prospectus;

     o loan or pledge the shares to a broker-dealer or other financial institution which may sell the shares so loaned under this prospectus upon a default; or

     o sell shares covered by this prospectus that qualify for sale under Rule 144 under the Securities Act pursuant to that Rule rather than under this prospectus.

     The Selling Shareholders and any broker-dealers participating in the sale of shares covered by this prospectus may be deemed to be "underwriters" within the meaning of the Securities Act in connection with sales of such shares. Any commission, discount or concession received by a broker-dealer and any profit on the resale of shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. Because Selling Shareholders may be deemed to be underwriters within the meaning of the Securities Act, the Selling Shareholders will be subject to the prospectus delivery requirements of the Securities Act.

     We have agreed to pay the expenses of registering the shares under the Securities Act, including registration and filing fees, printing expenses, administrative expenses and certain legal and accounting fees. The Selling Shareholders will bear all discounts, commissions or other amounts payable to underwriters, dealers or agents, as well as fees and disbursements for legal counsel retained by any Selling Shareholder.

     The Company and the Selling Shareholders have agreed to indemnify each other and other related parties against specified liabilities, including liabilities arising under the Securities Act. The Selling Shareholders also may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of shares against liabilities, including liabilities arising under the Securities Act.

     A supplement to this prospectus will be filed, if required, under Rule 424(b) under the Securities Act to include additional disclosure before offers and sales of the securities in question are made.

                                  LEGAL MATTERS

     The validity of the issuance of the shares of common stock offered in this prospectus will be passed upon for us by Eckert Seamans Cherin & Mellott, LLC, 1515 Market Street, 9th Floor, Philadelphia, PA 19102. The firm of Eckert Seamans Cherin & Mellott owns 158,172 shares of common stock which it received in payment of legal fees and expenses in 1998 (60,000 shares) and the exercise of warrants in June 1999 (98,172 shares). Members of the firm own additional shares (less than one percent in total) that they purchased from time to time for cash, either from us or in the public market.


                                     EXPERTS

     Our financial statement as of and for the years ended July 31, 1999 and 1998, included in our Annual Report on Form 10-K for the year ended July 31, 1999 (our "1999 10-K") have been audited by Withum Smith & Brown, independent accountants, as set forth in their report on such financial statements. The report on these financial statements contains an explanatory paragraph describing conditions that raise doubt about our ability to continue as a going concern as described in Note 2 to the financial statements.

     Our financial statements for the fiscal year ended July 31, 1997, appearing in our 1999 10-K have been audited jointly by Withum, Smith & Brown and Mintz & Partners, independent auditors, as set forth in their report on such financial statements.

     Our financial statements for the years ended July 31, 1999, 1998 and 1997 are incorporated by reference in this prospectus, and elsewhere in the registration statement, in reliance upon the reports of Withum Smith & Brown and Mintz & Partners on the financial statements, given on their authority as experts in accounting and auditing.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The Registrant will pay all reasonable expenses incident to the registration of shares other than any commissions and discounts of underwriters, dealers or agents. Such expenses are set forth in the following table. All of the amounts shown are estimates except the SEC registration fee.

     SEC registration fee.............................................   $ 5,474
     Legal fees and expenses..........................................    25,000
     Accounting fees and expenses.....................................     5,000
     Other............................................................     1,526
                                                                          ------
     Total............................................................   $32,000
                                                                          ======

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation's Law authorizes a corporation to indemnify its directors, officers, employees or other agents in terms sufficiently broad to permit indemnification (including reimbursement for expenses incurred) under certain circumstances for liabilities arising under the Securities Act. The Registrant's Certificate of Incorporation (Exhibit 3.1 hereto) and Bylaws (Exhibit 3.2 hereto) provide indemnification of its directors and officers to the maximum extent permitted by the Delaware General Corporation Law.

     Under both registration rights agreements (Exhibits 4.1 and 4.2 hereto) applicable to securities registered hereby, the Registrant has agreed to indemnify the selling stockholders and persons controlling the selling stockholders against certain liabilities, including liabilities under the Securities Act of 1933, and the selling stockholders have agreed to indemnify the Registrant, its directors, its officers and certain control and related persons against certain liabilities, including liabilities under the Securities Act of 1933.

ITEM 16.  EXHIBITS.

        Exhibit
        Number                              Description
        ------                              -----------

          3.1 Restated Certificate of Incorporation of Generex Biotechnology Corporation filed as Exhibit 3.1 to our Quarterly Report on Form 10-Q for the quarter ended April 30, 1999, filed June 14, 1999, is incorporated herein by reference.

          3.2 Bylaws of the Company filed as Exhibit 3.2 to our Registration Statement on Form S-1 filed July 12, 1999 ("1999 S-1") is incorporated hereby by reference.

          4.1 Form of common stock certificate filed as Exhibit 4.2 with our 1999 S-1 is incorporated herein by reference.

          4.4.1 Form of Securities Purchase Agreement entered into with Protius Overseas Limited and Photon Fund, Ltd. dated May 17, 2000, was filed as Exhibit 4.1 with our Quarterly Report on Form 10-Q for the quarter ended April 30, 2000, and is incorporated by reference herein.

        Exhibit
        Number                              Description
        ------                              -----------

          4.4.2 Form of Securities Purchase Agreement entered into with Castle Creek Healthcare LLC, Ram Trading Ltd., Montrose Investments Ltd., CCL Fund LLC, Velocity Investment Partners Ltd. and Ivan Lieberburg between May 17, 2000 and May 31, 2000, was filed as
                  Exhibit 4.2 with our Quarterly Report on Form 10-Q for the quarter ended April 30, 2000, and is incorporated by reference herein.

          4.4.3 Form of Registration Rights Agreement entered into by Protius Overseas Limited and Photon Fund, Ltd. dated May 17, 2000, was filed as Exhibit 4.3 with our Quarterly Report on Form 10-Q for the quarter ended April 30, 2000, and is incorporated by reference herein.

          4.4.4 Form of Registration Rights Agreement entered into with Castle Creek Healthcare LLC, Ram Trading Ltd., Montrose Investments Ltd., CCL Fund LLC, Velocity Investment Partners Ltd. and Ivan Lieberburg between May 17, 2000 and May 31, 2000, was filed as
                  Exhibit 4.4 with our Quarterly Report on Form 10-Q for the quarter ended April 30, 2000, and is incorporated by reference herein.

          4.4.5 Form of Warrant issued to Protius Overseas Limited and Photon Fund, Ltd. in May 2000 Units Placement was filed as Exhibit
                  4.5 with our Quarterly Report on Form 10-Q for the quarter ended April 30, 2000, and is incorporated by reference herein.

          4.4.6 Form of Warrant issued to Castle Creek Healthcare LLC, Ram Trading Ltd., Montrose Investments Ltd., CCL Fund LLC, Velocity Investment Partners Ltd. and Ivan Lieberburg in May 2000 Units Placement was filed as Exhibit 4.6 with our Quarterly Report on Form 10-Q for the quarter ended April 30, 2000, and is incorporated by reference herein.

          4.4.7 Form of Warrant issued to principals of The Shemano Group, Inc. to purchase an aggregate of 39,168 shares at $10.00 per share was filed as Exhibit 4.7 with our Quarterly Report on Form 10-Q for the quarter ended April 30, 2000, and is incorporated by reference herein.

          4.4.8 Form of Warrant issue to the principals of The Shemano Group, Inc. to purchase an aggregate of 150,000 shares at $8.00 per share was filed as Exhibit 4.8 to our Quarterly Report on Form 10-Q for the quarter ended January 31, 2000, and is incorporated by reference herein.

          5* Opinion of Eckert Seamans Cherin & Mellott, LLC regarding the legality of the securities being registered

        Exhibit
        Number                              Description
        ------                              -----------

          23.1.1  Consent of Withum Smith & Brown, independent auditors

          23.1.2  Consent of Mintz & Partners, independent auditors

          23.1.3* Consent of Eckert Seamans Cherin & Mellott, LLC (included in
                  Exhibit 5)

* To be filed by amendment.


ITEM 17.  UNDERTAKINGS.

     We hereby undertake:

     1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (a) To include any prospectus required by Section 10(a)(3) of the Securities Act;

          (b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

          (c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a) and (b) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by us pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

     2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     4. That, for the purpose of determining any liability under the Securities Act, each filing of our annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     5. To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

     6. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Generex pursuant to the foregoing provisions, or otherwise, Generex has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Generex of expenses incurred or paid by a director, officer, or controlling person of Generex in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Generex will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     In accordance with the requirements of the Securities Act of 1933, we certify that we have reasonable grounds to believe that we meet all of the requirements of filing on Form S-3 and have authorized this Amendment to the Registration Statement to be signed on our behalf by the undersigned, our President, on the 5th day of July, 2000.


                                        GENEREX BIOTECHNOLOGY CORPORATION


                                        By: /s/  Anna E Gluskin
                                            -----------------------------------
                                            Anna E. Gluskin, President

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates stated:

          Signature                                   Title                                Date
          ---------                                   -----                                ----

/s/ Anna E. Gluskin                  President, Chief Executive Officer and            July, 2000
---------------------------          Director
Anna E. Gluskin

/s/ E. Mark Perri                    Chairman of the Board, Chief Financial            July, 2000
---------------------------          Officer and Director
E. Mark Perri

/s/ Rose C. Perri                    Director                                          July, 2000
---------------------------
Rose C. Perri

/s/ Pankaj Modi                      Director                                          July, 2000
---------------------------
Pankaj Modi, Ph.D.